EXHIBIT 99.3
FMC FINANCE III S.A.
OFFER TO EXCHANGE
6 7/8% SENIOR NOTES DUE 2017
Which Have Been Registered Under the Securities Act of 1933,
for Any and All of the Outstanding 6 7/8% Senior Notes Due 2017 Issued on July 2, 2007
      Pursuant to, and subject to the terms and conditions described in, the Prospectus dated        ●       , 2007
THE EXCHANGE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON          ●         , 2007 , UNLESS EARLIER TERMINATED OR EXTENDED BY FMC FINANCE III S.A. AND FRESENIUS MEDICAL CARE
       ●       , 2007
To Brokers, Dealers, Commercial Banks, Trust Companies and other Nominees:
      FMC Finance III S.A. is offering to exchange a 6 7/8% Senior Note Due 2017 which has been registered under the Securities Act of 1933, as amended (each, a “note” and collectively, the “notes”) for each validly tendered and accepted 6 7/8% Senior Note Due 2017 issued on July 2, 2007 (each, a “restricted note” and collectively, the “restricted notes”).
      Capitalized terms used but not defined herein shall have the same meaning given them in the Prospectus (as defined below).
      The exchange offer is made on the terms and is subject to the conditions set forth in the prospectus dated        ●       , 2007 (as the same may be amended or supplemented from time to time, the “Prospectus”) and the accompanying Letter of Transmittal.
      We will not pay any fees or commissions to you for soliciting tenders of restricted notes pursuant to the exchange offer.
      We are asking you to contact your clients for whom you hold restricted notes. For your use and for forwarding to those clients, we are enclosing copies of the Prospectus, as well as a Letter of Transmittal for the restricted notes.
      We are also enclosing a printed form of letter which you may send to your clients, with space provided for obtaining their instructions with regard to the exchange offer. We urge you to contact your clients as promptly as possible.
      Any inquiries you may have with respect to the exchange offer should be addressed to the Exchange Agent at the address and telephone number set forth in the Prospectus. Additional copies of the enclosed materials may be obtained from the Exchange Agent.
Very truly yours,
FMC Finance III S.A.
      NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU THE AGENT OF FMC FINANCE III S.A., ANY GUARANTOR OR THE EXCHANGE AGENT, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE EXCHANGE OFFER OTHER THAN THE DOCUMENTS ENCLOSED HEREWITH AND THE STATEMENTS CONTAINED THEREIN.